Exhibit 5

June 22, 2005

H-Lines Finance Holding Corp.

4064 Colony Road, Suite 200

Charlotte, North Carolina 28211

Ladies and Gentlemen:

We have acted as special counsel to H-Lines Finance Holding Corp., a Delaware corporation (the “Issuer”), in connection with the preparation and filing of a Registration Statement on Form S-4 (File No. 333-123682) (as amended, the “Registration Statement”), relating to the 11% Senior Discount Notes due 2013 of the Issuer in the aggregate principal amount at maturity of $160,000,000 (the “New Notes”). The New Notes are to be offered by the Issuer in exchange for $160,000,000 in aggregate principal amount at maturity of the Issuer’s outstanding 11% Senior Discount Notes due 2013 (the “Old Notes”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of each of the Registration Statement and the indenture pertaining to the New Notes (the “Indenture”). We have also examined originals or copies certified or otherwise identified to our satisfaction, of such records of the Issuer and such other agreements, certificates and documents of public officials, officers and other representatives of the Issuer and others, as we have deemed necessary as a basis for our opinion set forth below.

We have relied, without independent investigation, as to factual matters on the representations and warranties contained in the Indenture and on certifications of public officials and of officers and other representatives of the Issuer.

We have assumed the legal capacity of all natural persons executing the Indenture and such other agreements, certificates or documents, the genuineness of all signatures thereon, the authority of all persons signing the Indenture and such other agreements, certificates and documents on behalf of the parties thereto other than officers and other representatives of the Issuer, the authenticity of all documents submitted to us as originals, the conformity to the original of all copies, telecopies, photostatic or conformed copies and the authenticity of the

H-Lines Finance Holding Corp.

June 22, 2005

originals of such latter documents. As to any facts material to this opinion that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer.

In rendering the opinions set forth below, we have assumed that, except to the extent expressly set forth in the opinions below: (i) the Indenture has been duly authorized by the parties thereto; (ii) the Indenture has been duly executed and delivered by each party thereto; (iii) the Issuer has the requisite power and authority (corporate, company, partnership or other) to execute, deliver and perform its obligations under the Indenture; and (iv) the Indenture constitutes a legal, valid and binding agreement of the parties thereto other than the Issuer, enforceable against such parties in accordance with its terms.

Members of this firm are admitted to the bar in the State of New York and the opinion set forth below is limited to the laws of the State of New York.

Based on the foregoing and such other investigations as we have deemed necessary and subject to the qualifications included in this letter, we are of the opinion that upon the issuance of the New Notes in the manner referred to in the Registration Statement and in accordance with the terms and conditions of and the procedures set forth in the Indenture, the New Notes will constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by: (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (b) general principles of equity, including, without limitation, principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus included therein. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ SCHULTE ROTH & ZABEL LLP